EXHIBIT 99

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.BallyFitness.com Contact: Jon Harris - Tel. (773) 864-6850 Vice President, Media Development and Communications

THE MWW GROUP Public Relations - Tel. (201) 507-9500 Contact: Matt Messinger - Email: mmessing@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS REPORTS
FIRST QUARTER 2002 RESULTS

Net Income Up 4% on
Net Revenue Growth of 12%

Cash Flows from Operations on a
Comparable Basis up 84%

       CHICAGO, May 2, 2002 - Bally Total Fitness Holding Corporation (NYSE: BFT) today reported its financial results for the three months ended March 31, 2002, with net income of $19.4 million, an increase of 4% over the prior year quarter, and diluted earnings per share of $0.59 versus $0.65 in the prior year quarter on a 15% increase in average diluted shares. Net revenues increased 12% to $240.4 million inclusive of 8% attributable to recently acquired Crunch Fitness. Cash flows from operations on a comparable basis improved 84% over the prior year quarter.

       "Our net revenue growth of over 12% in the first quarter is right on track with our plan for 2002 for each of our businesses, despite the unfavorable sales calendar brought about by the earlier Easter holiday and spring break this year," commented Lee Hillman, Chairman and CEO of Bally Total Fitness Holding Corporation. "Growth in the number of new members joining during the first quarter exceeded 7%, our products and services businesses generated a 44% revenue increase over first quarter 2001, and cash flows continued to improve just as we predicted."

       "The average gross value of new memberships rose 10% which, when combined with the growth in the number of new memberships, indicates we are enjoying the resurgence we expected following the economic challenges of 2001," Hillman continued. "This trend has continued in April and has principally come in the form of a significant upswing in the monthly dues commitments to be realized over the duration of the memberships."

       "Results from our newer clubs continue to improve, reinforcing our belief that returns on these now immature clubs will significantly exceed those of our mature portfolio. Adding the continued growth and success of our personal training, nutritional supplements and other retail businesses, and the upcoming introduction of new programs including the Bally Rapid Results diet program, our future seems brighter than ever," concluded Hillman.

Comparison of the three months ended March 31, 2002 and 2001

       Net revenue for the first quarter of 2002 increased by $26.6 million (12%), offset by a $27.1 million (15%) increase in operating costs and expenses, and a decrease in depreciation and amortization of $.5 million. Operating income was $16.8 million, unchanged from the prior year period. The earnings before interest, taxes, depreciation and amortization, including finance charges earned ("EBITDA") margin was 22% in the 2002 quarter compared to 25% in the 2001 period. This decrease is attributable in part to the lower level of deferred revenue available for recognition at the start of 2002, as compared to that available at the beginning of the prior year, and the growing proportion of clubs open less than three years which, due to deferred revenue accounting and their immature membership dues base, yield below-average margins compared to mature clubs. Additionally, operating margins of the recently acquired Crunch Fitness were historically lower than the Company’s mature clubs and are expected to improve as its operations are fully integrated. Contribution margin from products and services increased to $19.4 million from $13.3 million in the 2001 quarter, a 46% increase, with a contribution margin of 37% in both periods.

       The weighted-average number of fitness centers increased to 406 from 385 in the first quarter of 2001, an increase of 5%, including a 57% increase in the weighted-average number of centers operating under the Company’s upscale brands from 35 to 55, largely resulting from the December 31, 2001 acquisition of Crunch Fitness. Net revenue from comparable fitness centers increased 2%, while total membership revenue increased 5% over the prior year quarter, including a 22% increase in dues revenue recognized during the period. The provision for doubtful receivables and cancellations, included as a direct reduction of membership revenue, was 41% of the gross financed portion of membership fee originations for both periods.

       To further clarify the presentation of membership revenue data as the Company grows with several brands, membership structures and an evolving menu of products and services accompanying certain membership plans, we are providing additional metrics with this information release. The data is intended to more clearly report membership origination trends and the committed membership fees from originations during the period notwithstanding the different membership structures. Monthly membership fee averages and gross committed membership fees presented below include the retail value of products and services contracted as part of originating memberships during the periods, which are presented as an element of "Products and Services" revenue in the accompanying consolidated income summary. Data is presented on a gross basis inclusive of finance charges and before any reduction for the provision for doubtful receivables and cancellations.

       The number of new members joining increased 7% during the first quarter of 2002 compared with the same quarter a year ago, with 3% growth at our flagship Bally Total Fitness clubs. The gross committed monthly membership fees originated during the first quarter of 2002 averaged $45 versus $41 in the year ago quarter, a 10% increase. This increase results primarily from higher monthly dues included in memberships originated at our Bally Total Fitness clubs and the addition of Crunch Fitness with its higher membership fee structure.

       The average committed duration of memberships originated during the first quarter of 2002 was 31.2 months versus 32.8 months in the prior year quarter, a 5% decrease. This decrease resulted primarily from the shorter initial commitment of memberships offered at Crunch Fitness and the addition of five new clubs in states and provinces that limit contract duration to twelve months. As a result, and despite the negative impact of the earlier Easter holiday, gross committed membership fees during the first quarter rose 10% compared to the 2001 quarter.

       Finance charges earned in excess of interest expense totaled $3.1 million in the first quarter of 2002, an increase of $1.0 million over the prior year period resulting from lower interest rates on the Company’s net borrowings.

       The Company has adopted in the first quarter of 2002 the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. As a result, we have ceased amortization of goodwill in the first quarter, and have determined that recorded goodwill is not impaired in accordance with the provisions of this new standard. First quarter 2001 results included $1.9 million of goodwill amortization.

       At March 31, 2002, for accounting purposes, we have approximately $100 million of unrecognized federal net operating loss carryforwards. Separately, our alternative minimum tax ("AMT") net operating loss carryforwards have been substantially recognized. Therefore, having fully recognized AMT net operating loss carryforwards for reporting purposes, our federal income tax rate on future earnings will increase to 20%. The 20% rate will remain in effect until such time as all of our AMT credits are fully utilized, which is not currently expected before 2004. In the first quarter of 2002, the Company reduced its valuation allowance against its net operating loss carryforwards by approximately $4 million which offset charges related to its provision for alternative minimum taxes.

       For federal income tax payment purposes, the Company has available net operating loss carryforwards exceeding $350 million and AMT net operating loss carryforwards in excess of $230 million. Therefore, the Company currently does not expect to make any significant federal tax payments earlier than 2004. At such time, the Company will be required to pay taxes at the 20% AMT rate for periods currently estimated to extend beyond 2005, including those periods benefited by AMT credits. For accounting purposes, the 2002 federal tax provision will consist entirely of non-cash deferred income tax charges.

Cash Flows

       Cash flows from operating activities were $25.4 million in the 2002 quarter compared to $62.5 million in the 2001 quarter. During the first and third quarters of 2001, the Company sold a portion of its installment contracts receivable portfolio to a major financial institution at net book value, with combined proceeds of $105 million. Excluding the impact of the sales of receivables in 2001, and net of the change in dues prepayments during the periods, cash flows from operating activities were $41.1 million in first quarter 2002, versus $22.3 million in 2001, an $18.8 million increase.

       The following table sets forth cash flows from operating activities on a comparable basis to exclude the impact of last year’s first quarter sale of receivables, to add back actual cash collections on the sold portfolio, and to reflect the impact of changes in dues prepayments during each of the periods (in thousands):

                                                    Three months ended March 31
                                                             2002          2001
                                                       ----------    ----------

Cash flows from operating activities, as reported      $   25,445    $   62,537

  Acceleration of collections through bulk sale
    of installment contracts receivable                                 (45,000)
  Collections on installment contracts
    receivable sold                                        16,957         3,598
  Change in dues prepayments                               (1,325)        1,130
                                                       ----------    ----------
Cash flows from operating activities
  on a comparable basis                                $   41,077    $   22,265
                                                       ==========    ==========

       Capital expenditures totaled $23.0 million for property and equipment, and $11.5 million for purchases of real estate in the first quarter of 2002. Property and equipment expenditures are expected to total approximately $55 million for the remainder of 2002. The Company does not anticipate any additional real estate purchases in 2002.

       As of March 31, 2002, the Company had drawn $35.5 million on its $90 million revolving credit line and had outstanding letters of credit totaling $5.9 million. During April 2002, the Company repaid the remaining balance outstanding on its 1996 securitization ($35.6 million at March 31, 2002) with proceeds from its 2001 securitization facility.

       Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and more than 400 facilities located in 29 states and Canada under the Bally Total Fitness, Crunch Fitness, Sports Clubs of Canada, Gorilla Sports, Pinnacle Fitness and Bally Sports Club brands. With more than 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

       The Company will be holding a conference call to further discuss its results and respond to questions on the morning of May 2, 2002 at 11:00 am Eastern Standard Time. Those interested may listen to this conference call via the Company’s web site at www.ballyfitness.com.

       Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                             Three months ended
                                                                       March 31
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Net revenues:
  Membership revenue                                   $  182,694    $  173,180
  Products and services                                    52,417        36,436
  Miscellaneous revenue                                     5,315         4,246
                                                       ----------    ----------
                                                          240,426       213,862

Operating costs and expenses:
  Fitness center operations                               137,804       122,375
  Products and services                                    33,033        23,121
  Member processing and collection centers                 10,952        10,496
  Advertising                                              16,509        15,859
  General and administrative                                7,900         7,243
  Depreciation and amortization                            17,439        17,912
                                                       ----------    ----------
                                                          223,637       197,006
                                                       ----------    ----------

Operating income                                           16,789        16,856

Finance charges earned                                     17,680        17,831
Interest expense                                          (14,643)      (15,958)
Other interest income                                          74           266
                                                       ----------    ----------
                                                            3,111         2,139
                                                       ----------    ----------

Income before income taxes                                 19,900        18,995
Income tax provision                                         (498)         (350)
                                                       ----------    ----------

Net income                                             $   19,402    $   18,645
                                                       ==========    ==========

Basic earnings per common share                        $      .61    $      .75
                                                       ==========    ==========
Average common shares outstanding                      31,741,422    24,816,783

Diluted earnings per common share                      $      .59    $      .65
                                                       ==========    ==========
Average diluted common shares outstanding
  (includes 1,253,857 and 3,935,644 common
  equivalent shares in 2002 and 2001, respectively)    32,995,279    28,752,427

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)
                                                         March 31   December 31
                                                             2002          2001
                                                     ------------   -----------
                             ASSETS

Current assets:
  Cash and equivalents                                 $    9,530    $    9,310
  Installment contracts receivable, net                   310,048       284,611
  Other current assets                                     68,680        68,899
                                                       ----------    ----------
    Total current assets                                  388,258       362,820

Installment contracts receivable, net                     286,281       273,607
Property and equipment, less accumulated
  depreciation and amortization of $501,131
  and $490,116                                            648,790       628,634
Intangible assets, less accumulated amortization
  of $80,408 and $80,256                                  242,097       237,037
Deferred income taxes                                      74,967        76,104
Deferred membership origination costs                     117,003       112,959
Other assets                                               30,058        25,729
                                                       ----------    ----------
                                                       $1,787,454    $1,716,890
                                                       ==========    ==========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $   65,721    $   50,471
  Income taxes payable                                      1,507         1,974
  Deferred income taxes                                    26,733        32,346
  Accrued liabilities                                      86,418        75,309
  Current maturities of long-term debt                     26,261        25,302
  Deferred revenues                                       307,055       294,930
                                                       ----------    ----------
    Total current liabilities                             513,695       480,332

Long-term debt, less current maturities                   653,557       639,869
Other liabilities                                          12,659        12,555
Deferred revenues                                          75,296        71,400
Stockholders' equity                                      532,247       512,734
                                                       ----------    ----------
                                                       $1,787,454    $1,716,890
                                                       ==========    ==========

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)
                                                             Three months ended
                                                                       March 31
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Operating:
  Net income                                           $   19,402    $   18,645
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense            18,468        18,848
    Change in operating assets and liabilities            (12,425)       25,044
                                                       ----------    ----------
  Cash provided by operating activities                    25,445        62,537

Investing:
  Purchases and construction of property
    and equipment                                         (23,032)      (23,569)
  Purchases of real estate                                (11,510)
  Acquisitions of businesses and other                     (2,515)       (1,055)
                                                       ----------    ----------
  Cash used in investing activities                       (37,057)      (24,624)

Financing:
  Debt transactions -
    Net borrowings (repayments) under revolving
      credit agreement                                     17,500       (69,500)
    Net repayments of other long-term debt                 (5,779)       (5,048)
                                                       ----------    ----------
  Cash provided (used) by debt transactions                11,721       (74,548)

  Equity transactions -
    Proceeds from sale of common stock                                   53,827
    Proceeds from exercise of warrants                                   11,609
    Proceeds from issuance of common stock under
      stock purchase and options plans                        971         1,448
    Purchases of common stock for treasury                   (860)
                                                       ----------    ----------
  Cash provided (used) by financing transactions           11,832        (7,664)
                                                       ----------    ----------

Increase in cash and equivalents                              220        30,249
Cash and equivalents, beginning of period                   9,310        13,074
                                                       ----------    ----------
Cash and equivalents, end of period                    $    9,530    $   43,323
                                                       ==========    ==========

Changes in operating assets and liabilities:
  Decrease (increase) in installment contracts
    receivable                                         $  (38,111)   $   17,594
  Increase in other current and other assets               (2,597)       (3,189)
  Increase in deferred membership origination
    costs                                                  (4,044)       (2,150)
  Increase in accounts payable                             15,250         2,178
  Decrease in income taxes payable and deferred
    income taxes                                           (2,143)         (117)
  Increase in accrued and other liabilities                11,210         5,607
  Increase in deferred revenues                             8,010         5,121
                                                       ----------    ----------
Change in operating assets and liabilities             $  (12,425)   $   25,044
                                                       ==========    ==========

NOTES TO THE CONDENSED FINANCIAL STATEMENTS(in thousands):

Installment contracts receivable

                                                         March 31   December 31
                                                             2002          2001
                                                     ------------   -----------
Current:
  Installment contracts receivable                     $  428,958    $  397,180
    Unearned finance charges                              (45,743)      (44,898)
    Allowance for doubtful receivables
      and cancellations                                   (73,167)      (67,671)
                                                       ----------    ----------
                                                       $  310,048    $  284,611
                                                       ==========    ==========

Long-term:
  Installment contracts receivable                     $  368,234    $  358,115
    Unearned finance charges                              (21,088)      (21,675)
    Allowance for doubtful receivables
      and cancellations                                   (60,865)      (62,833)
                                                       ----------    ----------
                                                       $  286,281    $  273,607
                                                       ==========    ==========

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                                             Three months ended
                                                                       March 31
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------

Balance at beginning of period                         $  130,504    $  132,277

Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries                              (90,833)      (87,636)
Provision for cancellations and
  doubtful receivables                                     94,361        90,975
                                                       ----------    ----------

Balance at end of period                               $  134,032    $  135,616
                                                       ==========    ==========

NOTES TO THE CONDENSED FINANCIAL STATEMENTS(in thousands)(continued):

Products and services

                                                             Three months ended
                                                                       March 31
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Net revenues:
 Retail and nutritional supplements--
   Membership programs                                 $    8,785    $    8,398
   Direct sales                                            13,824        10,404
 Personal training--
   Membership programs                                     10,556         5,688
   Direct sales                                            17,701        10,508
 Financial services                                         1,551         1,438
                                                       ----------    ----------
                                                           52,417        36,436
Operating costs and expenses:
  Retail and nutritional supplements                       16,346        13,248
  Personal training                                        16,687         9,873
                                                       ----------    ----------
                                                           33,033        23,121
                                                       ----------    ----------
Contribution margin                                    $   19,384    $   13,315
                                                       ==========    ==========

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